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                                                                   EXHIBIT 4.5.2


                               FIRST AMENDMENT TO
                               WARRANT AGREEMENT

         THIS FIRST AMENDMENT TO WARRANT AGREEMENT ("Amendment"), dated as of this ___ day of August, 1997, is entered into by and among The Company Doctor, a Delaware corporation ("Company"), Continental Stock Transfer & Trust Company ("Warrant Agent"), and Royce Investment Group, Inc., a New York corporation ("Royce").

                              W I T N E S S E T H:

         WHEREAS, the parties entered into a Warrant Agreement dated as of February 7, 1996 ("Warrant Agreement") in connection with the Company's initial public offering; and

         WHEREAS, the Warrant Agreement, in material part, authorizes the Warrant Agent to act on the Company's behalf with respect to the issuance, registration, transfer, exchange and redemption of the Company's Warrants (as defined in the Warrant Agreement) and establishes certain terms and conditions of the Warrants; and

         WHEREAS, the Company desires to issue warrants ("HealthCare Warrants") to purchase a total of 400,000 shares of Common Stock to HealthCare Financial Partners-Funding II, L.P., a Delaware limited partnership ("HealthCare"); and

         WHEREAS, the HealthCare Warrants are to be issued on terms and conditions which are identical to the terms and conditions of the Warrants; and

         WHEREAS, Section 16 of the Warrant Agreement provides that the parties may modify the Warrant Agreement in order to increase the number of Warrants which are to be governed by the Warrant Agreement or to make any changes or corrections that they may deem necessary or desirable and which shall not adversely affect the interests of the holders of Warrant Certificates; and

         WHEREAS, the parties desire to amend the Warrant Agreement in order to cause the HealthCare Warrants to be governed by the Warrant Agreement and to authorize the Warrant Agent to act on the Company's behalf with respect to the HealthCare Warrants;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, the parties hereto agree as follows:

         1. Definitions. Except as otherwise provided herein, all capitalized terms appearing in this Amendment are used herein as defined in the Warrant Agreement.

         2. HealthCare Warrants. Effective as of the date of this Amendment, the term "Warrant," as used in the Warrant Agreement, shall mean a total of 2,400,000 Warrants consisting of (i) the 1,840,000 redeemable warrants issued in the Company's initial public offering, (ii) the 160,000 redeemable warrants underlying the Royce and Americorp Unit Purchase Options, and (iii) the 400,000 HealthCare Warrants. Accordingly, all references in the Warrant Agreement to 2,000,000 Warrants or to 2,000,000 shares of Common Stock underlying the Warrants shall mean 2,400,000 Warrants or 2,400,000 shares of Common Stock underlying the Warrants, as the case may be. As a result of the foregoing, the HealthCare Warrants shall in all respects be governed by the terms and conditions of the Warrant Agreement, and the Warrant Agent shall have full power and authority to act on the Company's behalf with respect to the issuance, registration, transfer, exchange and redemption of the HealthCare Warrants in accordance with the terms and conditions of the Warrant Agreement as amended hereby.
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         3.      Registration.  Warrants to purchase 450,000 shares of Common
Stock (the "private placement warrants") were issued to HealthCare in a private transaction without registration under the Securities Act of 1933, as amended (the "Act") in April, 1977. The HealthCare Warrants and the underlying shares were subsequent registered on a Registration Statement on Form S-3 (SEC File No. 333-30977) declared effective on the date hereof. Upon effectiveness, the private placement warrants to purchase 450,000 shares of Common Stock are to be exchanged for the HealthCare Warrants to purchase 400,000 shares of Common Stock and the HealthCare Warrants will bear no restrictions on transfer upon such exchange.

         4. Effect of Amendment. Except as expressly modified by this Amendment, all terms and conditions of the Warrant Agreement shall remain in full force and effect and shall be unchanged by this Amendment.

         5. Counterparts. This Agreement may be executed in any number of counterparts and all so executed shall constitute one agreement, binding on all the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.

         IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date hereinabove set forth.


                                        THE COMPANY DOCTOR



                                        By: /s/ Donald F. Angle, M.D.
                                            -----------------------------------
                                            Donald F. Angle, M.D., President


                                        CONTINENTAL STOCK TRANSFER &
                                        TRUST COMPANY



                                        By: /s/ H.R. Drews
                                            -----------------------------------
                                            H.R. Drews, Vice President


                                        ROYCE INVESTMENT GROUP, INC.



                                        By: /s/ John Higgins
                                            -----------------------------------
                                            John Higgins, Senior Vice President


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